Exhibit 99.1

Ryman Hospitality Properties, Inc. Closes Acquisition of JW Marriott Phoenix Desert Ridge Resort & Spa

NASHVILLE, Tenn. (June 10, 2025) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (“Ryman”) announced today it has closed the previously announced acquisition of the JW Marriott Phoenix Desert Ridge Resort & Spa (“JW Marriott Desert Ridge”) in Phoenix, Arizona.

Mark Fioravanti, President and Chief Executive Officer of Ryman Hospitality Properties, said, “I want to thank the Ryman team and the sellers, Trinity Investments, for their collaboration in executing an efficient and successful closing. We are excited to begin integrating this premier resort into our differentiated, group-focused portfolio, and we look forward to pursuing compelling value creation opportunities at this beautiful property and across our one-of-a-kind portfolio.”

Located amid approximately 402 acres of Arizona's Sonoran Desert, the JW Marriott Desert Ridge is one of largest hotels in the greater Phoenix/Scottsdale area and features 950 guest rooms, including 81 suites, and approximately 243,000 square feet of versatile indoor and outdoor meeting and event space. The resort’s amenities include the 28,000-square-foot REVIVE Spa; seven food and beverage outlets; the 140,000-square-foot AquaRidge water amenity featuring water slides and a lazy river; and two renowned golf courses at Wildfire Golf Club—the Nick Faldo-designed Championship Course and the Arnold Palmer-designed Signature Course. The property has recently benefitted from nearly $100 million in capital investments, including a complete renovation of the rooms and suites, an enhanced lobby and arrival experience, upgraded water amenities, and reimagined food and beverage outlets. The purchase price for the acquisition, subject to certain purchase price adjustments, totaled approximately $865 million.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and entertainment experiences. The Company’s holdings include Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, five of the top seven largest non-gaming convention center hotels in the United States based on total indoor meeting space. The Company also owns the JW Marriott Phoenix Desert Ridge Resort & Spa and JW Marriott San Antonio Hill Country Resort & Spa as well as two ancillary hotels adjacent to our Gaylord Hotels properties. The Company’s hotel portfolio is managed by Marriott International and includes a combined total of 12,364 rooms as well as more than 3 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns an approximate 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium; WSM 650 AM; Ole Red; Category 10; Nashville-area attractions; Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at the Moody Theater, located in downtown Austin, Texas; and a majority interest in Southern Entertainment, a leading festival and events business. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the Company’s integration of the JW Marriott Desert Ridge and pursuit of value creation opportunities at the JW Marriott Desert Ridge. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include the risks and uncertainties associated with the Company’s integration of the JW Marriott Desert Ridge and ability to identify and capitalize on value creation opportunities at JW Marriott Desert Ridge. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, and subsequent filings, including the Company’s Current Report on Form 8-K filed May 19, 2025. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contact:

Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President, Corporate and Brand Communications
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com

Jennifer Hutcheson, Chief Financial Officer
(615) 316-6320
jhutcheson@rymanhp.com

Sarah Martin, Vice President, Investor Relations
(615) 316-6011
sarah.martin@rymanhp.com